Deloitte &
 Touche LLP
		             2101 Webster Street              			Telephone: (510)287-2700
             		Oakland, California 94612-3027	     Facsimile: (510)835-4888


To the Board of Directors and Stockholders of The Gap, Inc.:

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial statements of The Gap, Inc. and subsidiaries for the thirteen and twenty-six week periods ended August 3, 1996 and July 29, 1995, as indicated in our report dated August 14, 1996; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended August 3, 1996, is incorporated by reference in Post Effective Amendment No. 1 to Registration Statement No. 2-72586, Registration Statement No. 2-60029, Registration Statement No. 33-39089, Registration Statement No. 33-40505, Registration Statement No. 33-54686, Registration Statement No. 33-54688, Registration Statement No. 33-54690, Registration Statement No. 33-56021, and Registration Statement No. 333-00417.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP

September 13, 1996

Deloitte Touche
Tohmatsu
International